Exhibit 99.1

For Immediate Release

Compass Minerals Reports First-Quarter Snow-Event Data
Company Reduces Full-Year Guidance Due to Mild Winter Weather

OVERLAND PARK, Kan. (Apr. 7, 2016) – Mild winter weather continued in the first quarter of 2016 throughout Compass Minerals’ (NYSE: CMP) primary service areas and resulted in lower-than-expected salt sales volumes.

“Very mild winter weather across our served markets in North America and the U.K. unfortunately continued throughout the first quarter. Because of the increased commitment volumes resulting from our successful highway deicing bid season in North America, we only experienced a slight year-over-year decline in sales volumes,” said Fran Malecha, Compass Minerals’ president and chief executive officer. “The mildness of this winter is likely to result in elevated customer inventories, which will influence the upcoming highway deicing bid season. Given these market conditions, we now expect to earn between $3.25 and $3.65 per diluted share in 2016.”

Eleven representative cities in the company’s primary North American highway deicing service area reported 84 snow events during the first quarter of 2016, which was 27 percent below the 10-year average of 114.3 events. The same cities posted 126 events in the first quarter of 2015.

Despite the year-over-year decrease in snow events, the company’s highway deicing sales volumes declined only 3 percent during the 2016 quarter to 3.7 million tons. This total includes all highway maintenance products sold in the U.S., Canada, and the U.K., as well as rock salt sold to the chemical industry. Sales of all salt products totaled 4.2 million tons in the first quarter of 2016, compared to 4.4 million tons in the 2015 quarter.

Below is a summary of the impact of these results on the company’s outlook.

FULL YEAR 2016 EPS OUTLOOK: $3.25 to $3.65 (Prior: $3.80 to $4.20)
Salt Segment	1H16 Guidance		FY16 Guidance
Metric	Current	Prior	Current	Prior
Sales volumes	5.6 – 6.0 million tons	5.9 - 6.3 million tons	11.0 – 11.8 million tons	11.5 - 12.3 million tons
Average selling price (per ton)	Unchanged	$68 to $72	–	–
Operating margin	24% to 25%	26% to 28%	–	–

The company’s first-quarter 2016 highway deicing sales volume and regional weather data can be found on its website at www.compassminerals.com/investorresources. The number of snow events reported may not directly correlate to the company’s deicing results due to a variety of factors, including the relative significance to the company of the cities represented, and differences in the amount of salt purchased by customers to establish their pre-season stockpiles. The weather data should be used only as an indicator of the year-to-year variations in winter weather conditions in these cities. Compass Minerals draws its weather data from the U.S. National Weather Service and National Climatic Data Center, and Environment Canada, without weighting or other adjustments.

About Compass Minerals
Compass Minerals is a leading provider of essential minerals that provide solutions to nature’s challenges, including salt for winter roadway safety and other consumer, industrial and agricultural uses, and specialty plant nutrition minerals that improve the quality and yield of crops. Named one of Forbes’ 100 Most Trustworthy Companies in America in 2015, Compass Minerals’ mission is to be the best essential minerals company by delivering where and when it matters. The company produces its minerals at locations throughout the U.S. and Canada and in the U.K. For more information about Compass Minerals and its products, please visit www.compassminerals.com.

Investor Contact	Media Contact
Theresa L. Womble	Tara Hart
Director of Investor Relations	Communications Manager
+1.913.344.9362	+1.913.344.9319
womblet@compassminerals.com	MediaRelations@compassminerals.com

Certain statements in this press release, including without limitation the company’s or management’s beliefs, expectations or opinions and statements about earnings per share (“EPS”), sales volumes, average selling price and operating margin, are forward -looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. We use words such as “may,” “would,” “could,” “should,” “will,” “likely,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “forecast,” “outlook,” “project,” “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements or forward-looking information. These statements are based on the company's current expectations and involve risks and uncertainties that could cause the company's actual results to differ materially. These risks, uncertainties and factors include, but are not limited to: (i) weather conditions, (ii) pressure on prices and impact from competitive products, (iii) any inability by the company to fund necessary capital expenditures, (iv) foreign exchange rates, and (v) the cost and availability of transportation for the distribution of the company’s products. For further information on these and other risks and uncertainties that may affect our business, see the “Risk Factors” sections of our Annual Report on Form 10-K for the year ended December 31, 2015. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments. Because it is not possible to predict or identify all such factors, this list cannot be considered a complete set of all potential risks or uncertainties.